Exhibit (j)(2)

SUBSCRIPTION ESCROW AGREEMENT

THIS SUBSCRIPTION ESCROW AGREEMENT dated as of ____________, 2023 (this “Agreement”), is entered into by and among ALTI Private Equity Access Fund, a Delaware Statutory Trust (the “Company”) and UMB Bank, N.A., as escrow agent (the “Escrow Agent”).

WHEREAS, the Company proposes to offer and sell beneficial interests (the “Interests”) in Alti Private Equity Access Fund pursuant to a registered offering (the “Offering”) that is intended to be registered under the Securities Act of 1933, as amended (the “Act”), and the Investment Company Act of 1940 (the “40 Act”), and also registered under various state securities laws; and

WHEREAS, the Company has prepared a Registration Statement, dated January 17, 2023, or thereabout, as the same may be amended and supplemented from time to time (the “Prospectus”), and the offer and sale of Interests will be made pursuant to the terms and conditions contained in the Prospectus; and

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent for the Offering only for the expressed duties outlined herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Proceeds to be Escrowed. On or before the first date of the Offering, the Company shall establish a non-interest bearing escrow account with the Escrow Agent to be invested in accordance with Section 8 hereof entitled “UMB BANK ESCROW AGENT FOR ALTI Private Equity Access Fund” (including such abbreviations as are required for the Escrow Agent’s systems) (the “Escrow Account”). All funds received by the Company from subscribers of securities seeking to become admitted members of the Company (“Investors”) in payment for the Interests (“Investor Funds”) will be sent to the Escrow Agent within one (1) business day following the day upon which such Investor Funds are received by the Company, and shall, upon receipt by the Escrow Agent, be retained in escrow by the Escrow Agent and invested as stated herein. The Company shall also instruct its agents to promptly deliver funds to the Escrow Agent immediately upon their receipt of such funds. During the term of this Agreement, which shall begin on the date hereof, the Company or its agents shall cause all checks received by and made payable to it in payment for the Interests to be endorsed in favor of the Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account.

The Escrow Agent shall have no duty to make any disbursement, investment or other use of Investor Funds until and unless it has good and collected funds. If any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for its costs incurred for such, if any, upon request. The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.

2.       Investors. Investors will be instructed by the Company to remit the purchase price in the form of checks (hereinafter “instruments of payment”) payable to the order of, or funds wired in favor of, “UMB Bank Escrow Agent for ALTI Private Equity Access Fund.” Any checks made payable to a party other than that set forth above shall be returned to the soliciting dealer who submitted the check. The Company, in it’s sole and absolute discretion, may reject any Investor subscription for any reason.

All Investor Funds deposited in the Escrow Account shall not be subject to any liens or charges by the Company, the Escrow Agent, or judgments or creditors’ claims against the Company, until and unless released to the Company as hereinafter provided. The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company, or any other entity except as released to the Company pursuant to Sections 4 hereto. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent.

3.       Receipt of Funds. All subscription funds for Interests will be deposited and held in a non-interest bearing escrow account with the Escrow Agent until such funds are disbursed in accordance with Section 4.

4.       Disbursement of Funds. Upon the acceptance by the Company of Investors, the Company shall notify the Escrow Agent of the accepted Investors, the amount of Investor Funds for each accepted Investor, and the date of issuance of their Interests. Upon receiving written instructions from the Company to disburse the Investor Funds, the Escrow Agent shall disburse to the Company, by wire transfer, the funds in the Escrow Account that represent good and collected Investor Funds, except for amounts payable by the Company to the Escrow Agent pursuant to Exhibit B to this Agreement that remain outstanding. The Escrow Agent agrees that funds in the Escrow Account shall not be released to the Company until and unless the Escrow Agent receives written instructions to release the funds from the Company. With respect to disbursements made to or at the written instruction of the Company, the Company certifies it shall review any wire instructions set forth therein to confirm such wire instructions are accurate, and agrees it will not seek recourse from the Escrow Agent as a result of losses incurred by it for the Escrow Agent’s disbursement of Investor Funds in accordance with its instructions.

If the Escrow Agent receives written notice from the Company that the Company intends to reject an Investor’s subscription, the Escrow Agent shall pay to the applicable Investor(s), within a reasonable time not to exceed ten (10) business days after receiving notice of the rejection, by first class United States Mail at the address provided as shall be furnished to the Escrow Agent by the Company or Investor in writing, all collected sums paid by the Investor for Interests and received by the Escrow Agent (determined based on the information provided by the Company in the prior paragraph ).

5.      Termination of Escrow Account. At any time, if the Company elects to termiate the Esrow Account and return the Investor Funds to Investors, the Company shall deliver written notice to the Escrow Agent requesting the termination of the Escrow Account (the “Escrow Account Termination Notice”). Upon receipt of the Escrow Account Termination Notice, the Escrow Agent shall promptly return the Investor Funds to the Investors, per the name, address and in the amounts provided in writing by the Company to the Escrow Agent, without deduction, penalty or expense, and the Escrow Agent shall notify the Company of its distribution of the Investor Funds. The Investor Funds returned to each Investor shall be free and clear of any and all claims of the Company or any of its creditors. Notwithstanding the foregoing, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by the Escrow Agent.

6.       Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive Investor Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Agreement, the Offering or applicable securities or other laws in tendering the Investor Funds to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, including specifically but without limitation any Offering Documents (including the subscription agreement and exhibits thereto), and the Escrow Agent’s rights and responsibilities shall be governed solely by this Agreement. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any Offering Document (including the subscription agreement and exhibits thereto) or other agreement between the Company and any other party. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. Concurrent with the execution of this Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the forms of Exhibit A to this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its reasonable satisfaction. The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent. If any disagreement between any of the parties to this Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or if the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. If any controversy should arise with respect to this Agreement, the Escrow Agent shall have the right, at its option, at the cost of the Company, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION. The parties agree that the Escrow Agent has no role in the preparation of the Offering Documents (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Documents (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Interests. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Investor Funds once transferred to the Company, that being the sole obligation and responsibility of the Company. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

7.       Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the ordinary services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that if the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for its out-of-pocket costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. The Company’s obligations under this Section 7 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Agreement.

8.       Investment of Investor Funds. The Investor Funds shall be deposited in the Escrow Account in accordance with Section 1. The Escrow Agent is hereby directed to hold all funds received un-invested under this Agreement in a non-interest bearing account.

9.       Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission to the facsimile number/email address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:

Alti Private Equity Access Fund

110 East 40th Street, Suite 803

New York, NY 10016

Attention: Cynthia Aragon

Phone: 917.843.9967

Email: Cynthia@altifinancial.com

If to Escrow Agent:

UMB Bank, N.A.

2777 E Camelback Rd, Suite 350

Phoenix, AZ 85016

Attention: Josh Gottschall

Phone: 602.337.2269

Fax: 602.912.6725

Email: joshua.gottschall@umb.com

UMB Bank, N.A.

Corporate Trust and Escrow

Attn: Jason Fry, SVP

Phone: 816.860.5148

Mobile: 616.350.0301

Email: Jason.Fry@umb.com

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

10.     Indemnification of Escrow Agent. The Company shall indemnify, defend and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses (“Losses”), which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such Losses are finally determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of the Escrow Agent. The terms of this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

11.     Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

12.     Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

13.     Severability. If any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

14.     Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement. The Company agrees that any requested waiver, modification or amendment of this Agreement shall be consistent with the terms of the Offering.

15.     Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

16.     Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.     Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

18.     Resignation. The Escrow Agent may resign upon 30 days’ advance written notice to the parties hereto and the Company shall immediately appoint a successor Escrow Agent. If a successor escrow agent is not appointed by the Company within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent, or may interplead the Investor Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

19.     References to Escrow Agent. Other than the Offering Document (including the subscription agreement and exhibits thereto) and any amendments thereof or supplements thereto, no printed or other matter in any language (including, without limitation, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be issued by the Company, or on the Company’s behalf, unless the Escrow Agent shall first have given its specific written consent thereto. Notwithstanding the foregoing, any amendment or supplement to the Offering Document (including the subscription agreement and exhibits thereto) that revises, alters, modifies, changes or adds to the description of the Escrow Agent or its rights, powers or duties hereunder shall not be issued by the Company, or on the Company’s behalf, unless the Escrow Agent has first given specific written consent thereto.

20.     Patriot Act Compliance. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time and the Bank Secrecy Act, as amended from time to time (together the “Acts”), which information will be used to verify the identities of the parties to ensure compliance with the terms of such Acts.

21.     Electronic Transactions. The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Escrow Agreement to be executed the date and year first set forth above.

ALTI Private Equity Access Fund

By:
Name:
Title:

UMB BANK, N.A., as Escrow Agent

By:
Name:
Title: Vice President

Exhibit A

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Alti Private Equity Access Fund and are authorized to initiate and approve transactions of all types for the above-mentioned account on its behalf.

Name/Title	Specimen Signature

Signature

Signature

Signature

Exhibit B

ESCROW FEES AND EXPENSES

Acceptance Escrow Agent Fee	$2,000

Annual Escrow Agent Fee	$2,000

Transactional Fees (if applicable)
Overnight Delivery/Mailings (per mailing):	$30 if needed
IRS Tax Reporting (per 1099):	$30 if needed
Amendments/Supplements:	$500 if needed

Escrow Agent Fees will be due and payable prior to execution of the Escrow Agreement. Transactional Fees, if any, will be billed at termination and due prior to final disbursement of escrow funds.

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.